Exhibit C
GREENHUNTER ENERGY, INC.
STOCK OPTION AGREEMENT
     THIS ASSOCIATE STOCK OPTION AGREEMENT (the “Agreement”) is made as of the 13th day of December 2007, between GreenHunter Energy, Inc., a Delaware corporation (hereinafter referred to as the “Company”), and Robert Zahradnik (hereinafter referred to as “Participant” or “Optionee”).
R E C I T A L S
     (a) The Company grants a stock option to key associates and directors to encourage such persons to continue to work for the Company and obtain a larger ownership interest in the Company.
     (b) The Optionee is an associate and/or a director of the Company, and the Company and the Optionee desire that Optionee be granted a stock option.
     Now, Therefore, for and in consideration of the foregoing premises, the mutual covenants herein contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Optionee agree as follows:
     1. Grant of Option. The Company hereby grants to Optionee an option to purchase up to 100,000 shares (the “Shares”) of the Company’s Common Stock, $0.001 par value (“Common Stock”), at a purchase price of $10.00 per share (the “Option”).
     2. Exercise of Option.
     (a) Subject to Section 3 below, Optionee, regardless of whether Optionee is an employee or director of the Company or any subsidiary at the time of exercise, shall have the right to purchase any or all of the Shares at any time prior to December 13, 2017, unless this Option is sooner terminated or expires as provided in this Agreement.
     (b) Subject to any required action by the stockholders of the Company, if the Company shall be the surviving corporation in any merger, consolidation or reorganization, the Option granted hereunder shall pertain to and apply to the securities to which a holder of the number of shares of stock subject to the Option would have been entitled.

     (c) If the Optionee retires, dies or becomes totally and permanently disabled prior to the expiration of this Option, the Optionee or his representative, as applicable, may exercise the Option with respect to any Shares which Optionee could have purchased on his date of retirement, death or total and permanent disability. The exercise of this Option under this paragraph (c) must occur prior to the earlier of (i) twelve (12) months after the Optionee’s retirement, death or disability or (ii) the expiration of the term of this Option under paragraph (a). For purposes of this Agreement, “retirement” shall mean that the employee has voluntarily left the employment of the Company or its affiliates and such employee is at least 65 years of age and has been employed by the Company or its affiliates for at least ten (10) years prior to the date of his retirement.
     (d) If there is a Change in Control, the Board of Directors shall cause the Company as a condition to the consummation of the Change in Control, to enter into an agreement to have the surviving, resulting or offering corporation assume Optionee’s Option and substitute shares of the surviving, resulting or offering Company for the Shares of Common Stock subject to the Options, with appropriate adjustment as to number and kind of securities and exercise prices based upon the terms of the transaction resulting in the Change of Control.
     Change in Control means any person who, as of the effective date of this Agreement is unaffiliated with any current shareholder of the Corporation, becomes the beneficial owner of equity securities of the Company comprising 50% or more of the total fair market value or total combined voting power of the Common Stock.
     3. Vesting of Options. The Option granted hereunder shall vest 33% each year beginning at the end of the first year and exercisable as provided below:

Beginning	Number of Shares
December 13, 2008	33,334

December 13, 2009	33,333

December 13, 2010	33,333
No part of the Option may be exercised after the date set forth in Section 2(a).
     4. Manner of Exercise and Payment for Stock Upon Exercise of Option. Each exercise of this Option or a part of this Option shall be made by notice in writing to the Company, specifying the number of shares to be purchased and accompanied by (i) cash, (ii) a certified or cashier’s check or (iii) any other type of cleared funds in payment in full for the shares then being purchased. In addition, any portion of the purchase price of the shares to be issued may be paid by delivering to the Company a properly executed exercise notice together with a copy of irrevocable instructions to a stockbroker to sell immediately some or all of the shares acquired by exercise of the Option and to deliver promptly to the Company an amount of sales proceeds (or, in lieu of or pending a sale, loan proceeds) sufficient to pay the purchase price, including any taxes applicable thereto. The Company shall cause certificates representing the shares so purchased to be issued to the Optionee as soon as practicable thereafter, subject to compliance with all laws which affect such issuance.

     No Shares shall be delivered to the Optionee, or any other person permitted to exercise the Option, pursuant to the exercise of the Option until the Optionee or such other person has made arrangements acceptable to the Company or its designee for the satisfaction of all applicable income tax, employment tax, and social security tax withholding obligations, including obligations incident to the receipt of Shares. Upon exercise of the Option, the Company or the Optionee’s employer may offset or withhold (from any amount owed by the Company or the Optionee’s employer to the Optionee) or collect from the Optionee, or such other person, an amount sufficient to satisfy such tax obligations and/or the employer’s withholding obligations.
     5. Nontransferability of Option.
     (a) Generally, other than pursuant to a valid qualified domestic relations order as defined in Section 414(p) of the Code or Title I of the Employee Retirement Income Security Act of 1974 ( “ERISA” ), as provided in paragraph (b), below, this Option may not be transferred or assigned other than by will or the laws of descent and distribution and may be exercised during the lifetime of the Participant only by the Participant or the Participant’s legally authorized representative. The designation, if permitted, by a Participant of a beneficiary will not constitute a transfer of the Option. The Company, or its designee, may, in its discretion, authorize all or a portion of this Option may be transferred by the Optionee to (i) the spouse, children or grandchildren of the Optionee (“Immediate Family Members”), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iii) a partnership in which such Immediate Family Members are the only partners, (iv) an entity exempt from federal income tax pursuant to Section 501(c)(3) of the Code or any successor provision, or (v) a split interest trust or pooled income fund described in Section 2522(c)(2) of the Code or any successor provision, provided that (w) there shall be no consideration for any such transfer, (x) no such transfer shall be permitted if the Common Stock issuable under such transferred Option would not be eligible to be registered on Form S-8 promulgated under the Securities Act of 1933, and (z) subsequent transfers of the transferred Options shall be prohibited except those by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title I of ERISA. Following transfer, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of this Option agreement the term “Optionee” shall be deemed to include the transferee. The events of a termination of service shall continue to be applied with respect to the original Optionee, following which the Option shall be exercisable by the transferee only to the extent and for the periods specified in the original Option agreement and applicable to the Participant. Neither the Company, nor its designee, shall have any obligation to inform any transferee of an Option of any expiration, termination, lapse or acceleration of such Option. The Company shall have no obligation to register with any federal or state securities commission or agency any Common Stock issuable or issued under an Option that has been transferred by an Optionee.
     (b) Notwithstanding the foregoing, an Option may be transferred pursuant to a valid qualified domestic relations order as defined in Section 414(p) of the Code or Title I of ERISA pursuant to which a court has determined, in connection with a divorce proceeding, that a spouse or former spouse of an Optionee has an interest in the Optionee’s Option. Following any such transfer each Option transferred shall continue to be subject to the same terms and conditions of the Option agreement applicable to the Option immediately prior to transfer, provided that for all purposes under the Option agreement the term “Optionee” shall be deemed to include the transferee. The effect a termination of service shall have on the exercisability of an Option with respect to the original Optionee shall continue to apply to a transferee after a transfer, so that the Option transferred shall be exercisable by the transferee only to the extent and for the periods specified in the Option agreement, unless different periods are otherwise provided in a Participant’s original Option agreement. The Company or its designee shall have no obligation to inform any transferee of an Option of any expiration, termination, lapse or acceleration of such Option. The Company shall have no obligation to register with any federal or state securities commission or agency any Company Stock issuable or issued under an Option that has been transferred pursuant to this paragraph.
     6. No Rights Prior to Exercise of Option. The Optionee shall not be deemed to be a holder of any shares pursuant to the exercise of this Option until payment of the option price by him in cash, certified or cashier’s check or other type of cleared funds has been received by the General Counsel for the Company. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such cleared funds is delivered.
     7. Restriction of Issuance of Shares. This Option shall be subject to the requirement that if any time the Board of Directors of the Company shall determine, in its sole discretion, that the listing, registration or qualification of the Common Stock under any federal or state law, or the consent or approval of any regulatory agency, is necessary or desirable as a condition of, or in connection with, the purchase or issuance of Common Stock hereunder, this Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors.
     8. Registration. The Company shall endeavor, but shall not be obligated, to register the Common Stock to be issued upon exercise of the Option under the Securities Act of 1933, as amended, as well as any applicable state statutes. In the event that the Common Stock to be issued upon exercise of the Option is not so registered, the Company may, as a condition precedent to the exercise of the Option, require from the Optionee (or, in the event of his death, his legal heirs, legatees or distributees) such written representations as, in the opinion of counsel for the Company, may be necessary to ensure that such exercise and subsequent disposition will not involve a violation of the Securities Act of 1933, as amended, as well as any applicable state statutes.
     9. Amendment. This Agreement may be amended only in a writing executed by both parties hereto. If additional options are granted to Optionee, such additional options may be made subject to the terms of this Agreement by an addendum hereto. Any restrictions on shares purchased pursuant to such additional options shall be effective beginning on the date of execution of such addendum unless otherwise provided therein.
     10. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. In the event that any judicial proceedings are instituted concerning the interpretation or enforcement of this Agreement, exclusive venue over such proceedings shall be vested in the Federal and State Courts located in Dallas County, Texas.

     11. Binding Effect. The provisions of this Agreement shall be binding upon the Optionee and upon his heirs, executors, administrators, successors and assigns. The Board of Directors’ interpretation or resolution of any conflicts or inconsistencies, application of provisions and determination in the event of omission, shall be binding and conclusive upon the Optionee.
     12. Notice. Any notices required or permitted to be given under this Option by the Company or the Board of Directors shall be deemed delivered when placed in the United States mails, postage prepaid, in an envelope addressed to the last address of the Optionee which was communicated in writing to the person giving the notice.
     13. Severability. In the event that any provisions of this Option shall for any reason be held to be invalid, such holding shall not affect any other provision hereof, and the remaining provisions of this option shall be construed as if such invalid provision had not been contained in the Option.
     14. Gender and Number. As used in this Agreement, the masculine gender shall include the feminine gender and the singular number shall include the plural number and vice versa.
     IN WITNESS WHEREOF, the Company and the Optionee have caused this Agreement to be executed as of the date first above written.

GREENHUNTER ENERGY, INC.
By:	/s/ Gary C. Evans
Gary C. Evans, Chairman and CEO

OPTIONEE:
/s/ Robert Zahradnik
Robert Zahradnik